Exhibit 99.1

News Announcement

Conference Call:	Today, April 21, 2011 at 10:00 a.m. ET
Dial-in number:	212/231-2925
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING FIRST QUARTER REVENUE RISES 12.6%

TO $667.0 MILLION AND DILUTED EPS INCREASES 41.2% TO $0.48

- Adjusted EBITDA Grows 19.6% to $178 Million -

- Establishes 2011 Second Quarter Guidance and Updates 2011 Full Year Guidance -

Wyomissing, Penn., (April 21, 2011) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported first quarter operating results for the three months ended March 31, 2011, as summarized below:

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2011 Actual	2011 Guidance (2)	2010 Actual
Net revenues	$667.0	$657.1	$592.3
Adjusted EBITDA (1)	178.0	169.6	148.8
Less impact of stock compensation, impairment losses, Hollywood Casino Joliet fire, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(126.5)	(126.2)	(112.6)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$51.5	$43.4	$36.2

Diluted income per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.48	$0.40	$0.34

(1)          Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, Hollywood Casino Joliet fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)          The figures in this column present the guidance Penn National Gaming provided on February 3, 2011 for the three months ended March 31, 2011.

-more-

Review of First Quarter 2011 Results vs. Guidance and First Quarter 2010 Results

	Three Months Ended March 31, 2011
	Pre-tax	After-tax
	(in thousands)
Income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, as reported	$89,765	$51,528
Gain on Hollywood Casino Joliet fire claim (2)	(1,694)	(1,087)
Property and unconsolidated affiliates results	(8,408)	(4,825)
Currency translation loss	1,526	979
Income tax rate variance from guidance	—	(2,142)
Depreciation, amortization and other	(2,311)	(1,071)
Income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, per guidance (1)	$78,878	$43,382

	Three Months Ended March 31,
	2011	2011 Guidance (1)	2010
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.48	$0.40	$0.34
Gain on Hollywood Casino Joliet fire claim (2)	(0.01)
Currency translation loss	0.01
Income tax rate variance from guidance		0.02
Depreciation and amortization		0.01
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries excluding items not included in guidance	$0.48	$0.43	$0.34

(1)          The guidance figures in the tables above present the guidance Penn National Gaming provided on February 3, 2011 for the three months ended March 31, 2011.

(2)          Reflects gains from advances against an ongoing claim related to the Hollywood Casino Joliet fire in March 2009 for property and business interruption insurance.  The Company anticipates additional proceeds upon final settlement of this claim.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming commented, “Our first quarter revenue and adjusted EBITDA increased over the comparable period in the prior year by 12.6% and 19.6%, respectively.  Revenues benefited from the addition last summer of table games at Hollywood Casino at Charles Town Races and Hollywood Casino at Penn National Race Course, and the opening last fall of Hollywood Casino Perryville.

“In total, first quarter property adjusted EBITDA exceeded guidance by $8.4 million inclusive of pre-opening expenses, transaction costs related to our acquisition of Rosecroft Raceway in March and completion of the M Resort asset purchase agreement in February, as well as cash-settled stock based compensation related costs.  Significantly, first quarter consolidated property adjusted EBITDA margins rose 198 basis points year-over-year to 29.8%, driven primarily by the continued success of our managers and employees in operating efficiently and marketing rationally.  Overall, thirteen of our fifteen gaming facilities generated year-over-year adjusted EBITDA improvements and twelve successfully grew adjusted EBITDA margins.  We also made quarterly sequential progress in significantly reducing the impact of unconsolidated non-gaming affiliates on adjusted EBITDA.

“With first quarter results exceeding guidance and cautious expectations for continued positive operating momentum throughout 2011, we are raising our full year 2011 revenue and adjusted EBITDA guidance to $2.7 billion and $677.0 million, respectively.  We’re generally seeing a stabilization of consumer spending across our businesses and markets, though we are hesitant to forecast higher revenues based on February and March trends which benefited from favorable weather versus 2010.

“Beginning in June 2011, operating results are expected to reflect the acquisition of The M Resort, an upscale locals and destination-oriented casino resort in the Las Vegas market.  In February, Penn National entered into an asset purchase agreement that provides for the conversion of the property’s debt, which we purchased last fall for approximately $230.5 million, to equity, subject to regulatory approvals.  The property generated adjusted EBITDA of $6.2 million in the first quarter and we believe that our operating discipline, rationalized approach to marketing and active player database can gradually improve the property’s financial performance.  Since sending offers to stay at M Resort to some of our highest value players earlier this year, the facility has booked approximately 2,500 incremental room nights and we are now developing other plans to drive profitable revenue at the property.

“During the first quarter we continued to advance our three casino development projects in Ohio and Kansas.  Based on the current pace of construction, Hollywood Casino at Kansas Speedway and Hollywood Casino Toledo are expected to open in the first and second quarter of 2012, respectively, provided the required regulatory framework and approvals are in place.  In Columbus, we have instituted legal proceedings and requested injunctive relief to protect our rights to continue to receive water and to utilize pre-existing sewer services from the district’s sole provider, the City of Columbus, at the former Delphi Automotive site in Franklin Township.    In the meantime, we recently named Smoot Construction Company of Ohio as our construction manager for the project and are planning a groundbreaking on April 25.  We are hopeful the litigation will result in a near-term resolution to avoid potential delays in opening the facility, which will generate nearly 2,000 jobs and significant new revenues for the community and the State.  We remain hopeful that the project will open as originally contemplated in the fourth quarter of 2012.

“On April 8, Penn National closed on its 50/50 joint venture to own and operate the Sam Houston Race Park in Houston, Texas, the Valley Race Park in Harlingen, Texas and a planned racetrack in Laredo, Texas.  Our joint venture ownership also includes significant real estate, including interests in 323 acres at Sam Houston Race Park, 80 acres at Valley Race Park and an option to purchase 135 acres for the planned racetrack in Laredo.  As the nation’s largest owner, operator and investor in pari-mutuel racing operations, we intend to deploy our extensive racing and gaming industry knowledge and strong financial resources to strengthen the JV’s existing operations.  In this regard, we are seeking legislative action to permit the addition of slot machines at existing Texas pari-mutuel facilities in order to maximize the overall value of these businesses.  Recent polls indicate that the overwhelming majority of Texans want the right to express their position on slot machines at racetracks through a state-wide referendum and we are working with our partner and with local community and state leaders to ensure that this broad consensus is heard.

“With strong economic returns on our 2010 facility expansions and openings, stabilized consumer spending, a disciplined approach to operations and marketing spending, the expected near-term completion of the M Resort transaction, our pipeline of full service casino openings in 2012 in Ohio and Kansas, and the optionality afforded by investments in racetracks in Ohio, Maryland and Texas, Penn National is making meaningful progress towards its commitment to generating near- and long-term shareholder value.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget	Penn National’s Share of Planned Total Budget	Amount Expended through March 31, 2011	Expected Opening Date
		(in millions)

Hollywood Casino at Charles Town Races (WV) - Renovations to various areas of existing facility to allow for 85 table games, 27 poker tables, a steakhouse, sports bar and entertainment lounge.	865	$40	$40	$29.2	Table Games/Poker Opened July 2010/ Steakhouse - Opened November 2010/ Sports Bar and Entertainment Lounge -2nd Quarter 2011

Hollywood Casino Toledo (OH) - Construction is underway at the Toledo site, for a casino with 2,000 slot machines, 60 table games and 20 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	2,620	$300	$300	$41.8	First Half 2012

Hollywood Casino Columbus (OH) - Project scope and budgets are in development for the Columbus Delphi site with a planned casino offering up to 3,000 slot machines, 70 table games and 30 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	3,790	$400	$400	$86.7	4th Quarter 2012

Hollywood Casino at Kansas Speedway (KS) - Project is underway with Kansas Lottery Commission approval for an 82,000 square foot casino, with approximately 2,000 slot machines, 52 table games including 12 poker tables, a 1,253 space parking deck, plus a variety of dining and entertainment options.	2,375	$411	$155	$44.9	First Quarter 2012

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2011 second quarter and full year, based on the following assumptions:

•                  Includes seven months of operating results related to the anticipated closing of the Asset Purchase Agreement and completion of the M Resort transaction in June;

•                  Another operators’ Anne Arundel, Maryland slots facility opens in 2012;

•                  The tenth gaming facility in Illinois opens in mid-July;

•                  Another operators’ Baton Rouge facility opens in 2012;

•                  The expiration of the Casino Rama Management agreement and related amortization in July of 2011, although we are in constructive negotiations for an extension;

•                  Includes a full year of results for Beulah Park;

•                  Includes a total of $9.0 million of pre-opening expenses, with $1.1 million projected to be incurred in the second quarter of 2011;

•                  Does not include expected additional gains from insurance proceeds related to the Empress Casino Hotel fire;

•                  Includes our share of the operating results of unconsolidated affiliates for the full year reflecting our equity interest in the Maryland Jockey Club, our New Jersey joint venture, our Kansas joint venture, and the results relating to the acquisition of a joint venture interest in Sam Houston Race Park;

•                  Includes the results of operating Rosecroft with a live meet in the second half of 2011;

•                  Depreciation and amortization charges in 2011 of $239.5 million, with $57.9 million projected to be incurred in the second quarter of 2011;

•                  Estimated non-cash stock compensation expenses of $25.1 million for 2011, with $6.3 million of the cost incurred in the second quarter of 2011;

•                  LIBOR is based on the forward curve;

•                  Blended income tax rate of 43.2% for 2011;

•                  A diluted share count of approximately 107.0 million shares for the full year; and,

Financial Guidance (continued)

•                  There will be no material changes in applicable legislation or regulation, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending June 30,		Full Year Ending December 31,
(in millions, except per share data)	2011 Guidance	2010 Actual	2011 Revised Guidance	2011 Prior Guidance (2)	2010 Actual
Net revenues	$682.7	$598.3	$2,707.5	$2,688.3	$2,459.1
Adjusted EBITDA (1)	179.4	142.2	677.0	662.9	585.9
Less impact of stock compensation, impairment losses, Hollywood Casino Joliet fire, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(129.7)	(135.2)	(501.6)	(503.0)	(647.6)
Less: Net loss attributable to noncontrolling interests	—	(2.2)	—	—	(2.2)
Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$49.7	$9.2	$175.4	$159.9	$(59.5)

Diluted earnings (loss) per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.47	$0.09	$1.64	$1.48	$(0.76)

(1)          Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, Hollywood Casino Joliet fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.

(2)          These figures present the guidance Penn National provided on February 3, 2011 for the full year ending December 31, 2011.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended March 31,		Three Months Ended March 31,
	2011	2010	2011	2010
Hollywood Casino at Charles Town Races (1)	$139,892	$103,215	$44,850	$28,345
Hollywood Casino Lawrenceburg	110,976	111,046	36,118	33,832
Hollywood Casino at Penn National Race Course (1)	82,856	75,610	20,405	15,334
Hollywood Casino Aurora	42,287	43,989	14,710	12,821
Hollywood Casino Joliet	39,002	36,044	8,044	8,554
Argosy Casino Riverside	48,190	48,719	17,572	17,481
Hollywood Casino Baton Rouge	30,631	30,549	13,049	11,763
Argosy Casino Alton	18,230	18,618	5,011	4,207
Hollywood Casino Tunica	20,535	22,362	6,090	6,634
Hollywood Casino Bay St. Louis	21,811	21,330	5,626	4,045
Argosy Casino Sioux City	15,070	14,674	6,107	5,500
Boomtown Biloxi	18,853	18,207	5,743	5,215
Hollywood Slots Hotel and Raceway	15,289	16,225	3,105	2,990
Bullwhackers	2,963	4,883	135	(368)
Black Gold Casino at Zia Park	22,590	20,626	7,782	7,107
Hollywood Casino Perryville (2)	27,755	—	4,554	(138)
Casino Rama management service contract	3,317	3,194	3,025	2,809
Raceway Park	1,355	1,311	(152)	(139)
Sanford-Orlando Kennel Club	1,602	1,721	253	194
Beulah Park (3)	3,819	—	(668)	—
Rosecroft Raceway (4)	—	—	(332)	—
Unconsolidated affiliates	—	—	(2,354)	(1,412)
Corporate overhead	—	—	(20,638)	(16,012)
Total	$667,023	$592,323	$178,035	$148,762

(1)          Table games were added to these two properties in July 2010, which significantly benefited results compared to the prior year.

(2)          Hollywood Casino Perryville opened to the public on September 27, 2010.

(3)          Beulah Park was acquired on July 1, 2010.

(4)          Rosecroft Raceway was acquired on February 28, 2011. The Company is currently in the process of developing a financially viable long-term plan for operating the track.

Reconciliation of Adjusted EBITDA to Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2011	2010
Adjusted EBITDA	$178,035	$148,762
Loss from unconsolidated affiliates	2,354	1,412
Depreciation and amortization	(53,158)	(51,180)
Charge for stock compensation	(6,225)	(6,384)
Impairment losses	—	(136)
Hollywood Casino Joliet fire	1,694	(59)
Gain (loss) on disposal of assets	35	(64)
Income from operations	$122,735	$92,351
Interest expense	(29,026)	(34,292)
Interest income	53	730
Loss from unconsolidated affiliates	(2,354)	(1,412)
Other	(1,643)	(1,321)
Taxes on income	(38,237)	(19,901)
Net income including noncontrolling interests	51,528	36,155
Less: Net loss attributable to noncontrolling interests	—	(9)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$51,528	$36,164

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended March 31, 2011

	Income (loss) from operations	Charge for stock compensation	Hollywood Casino Joliet Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from unconsolidated affiliates	Adjusted EBITDA
Hollywood Casino at Charles Town Races (1)	$38,705	$—	$—	$6,145	$—	$—	$44,850
Hollywood Casino Lawrenceburg	27,259	—	—	8,859	—	—	36,118
Hollywood Casino at Penn National Race Course (1)	11,930	—	—	8,475	—	—	20,405
Hollywood Casino Aurora	12,843	—	—	1,867	—	—	14,710
Hollywood Casino Joliet	6,227	—	(1,694)	3,567	(56)	—	8,044
Argosy Casino Riverside	14,395	—	—	3,177	—	—	17,572
Hollywood Casino Baton Rouge	11,124	—	—	1,980	(55)	—	13,049
Argosy Casino Alton	3,665	—	—	1,350	(4)	—	5,011
Hollywood Casino Tunica	4,515	—	—	1,574	1	—	6,090
Hollywood Casino Bay St. Louis	1,949	—	—	3,608	69	—	5,626
Argosy Casino Sioux City	4,878	—	—	1,229	—	—	6,107
Boomtown Biloxi	2,647	—	—	3,096	—	—	5,743
Hollywood Slots Hotel and Raceway	(122)	—	—	3,227	—	—	3,105
Bullwhackers	(71)	—	—	206	—	—	135
Black Gold Casino at Zia Park	6,655	—	—	1,127	—	—	7,782
Hollywood Casino Perryville (2)	2,961	—	—	1,593	—	—	4,554
Casino Rama management service contract	3,025	—	—	—	—	—	3,025
Raceway Park	(223)	—	—	71	—	—	(152)
Sanford-Orlando Kennel Club	212	—	—	41	—	—	253
Beulah Park (3)	(884)	—	—	206	10	—	(668)
Rosecroft Raceway (4)	(332)	—	—	—	—	—	(332)
Unconsolidated affiliates	—	—	—	—	—	(2,354)	(2,354)
Corporate overhead	(28,623)	6,225	—	1,760	—	—	(20,638)
Total	$122,735	$6,225	$(1,694)	$53,158	$(35)	$(2,354)	$178,035

Three Months Ended March 31, 2010

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Hollywood Casino Joliet Fire	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from unconsolidated affiliates	Adjusted EBITDA
Hollywood Casino at Charles Town Races (1)	$22,081	$—	$—	$—	$6,264	$—	$—	$28,345
Hollywood Casino Lawrenceburg	24,286	—	136	—	9,410	—	—	33,832
Hollywood Casino at Penn National Race Course (1)	6,816	—	—	—	8,441	77	—	15,334
Hollywood Casino Aurora	10,999	—	—	—	1,822	—	—	12,821
Hollywood Casino Joliet	6,021	—	—	59	2,474	—	—	8,554
Argosy Casino Riverside	14,340	—	—	—	3,144	(3)	—	17,481
Hollywood Casino Baton Rouge	9,491	—	—	—	2,272	—	—	11,763
Argosy Casino Alton	2,786	—	—	—	1,421	—	—	4,207
Hollywood Casino Tunica	4,979	—	—	—	1,644	11	—	6,634
Hollywood Casino Bay St. Louis	482	—	—	—	3,563	—	—	4,045
Argosy Casino Sioux City	4,425	—	—	—	1,075	—	—	5,500
Boomtown Biloxi	2,188	—	—	—	3,048	(21)	—	5,215
Hollywood Slots Hotel and Raceway	(407)	—	—	—	3,397	—	—	2,990
Bullwhackers	(600)	—	—	—	232	—	—	(368)
Black Gold Casino at Zia Park	6,034	—	—	—	1,073	—	—	7,107
Hollywood Casino Perryville (2)	(138)	—	—	—	—	—	—	(138)
Casino Rama management service contract	2,809	—	—	—	—	—	—	2,809
Raceway Park	(238)	—	—	—	99	—	—	(139)
Sanford-Orlando Kennel Club	67	—	—	—	127	—	—	194
Unconsolidated affiliates	—	—	—	—	—	—	(1,412)	(1,412)
Corporate overhead	(24,070)	6,384	—	—	1,674	—	—	(16,012)
Total	$92,351	$6,384	$136	$59	$51,180	$64	$(1,412)	$148,762

(1)          Table games were added to these two properties in July 2010, which significantly benefited results compared to the prior year.

(2)         Hollywood Casino Perryville opened to the public on September 27, 2010.

(3)          Beulah Park was acquired on July 1, 2010.

(4)          Rosecroft Raceway was acquired on February 28, 2011. The Company is currently in the process of developing a financially viable long-term plan for operating the track.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2011	2010

Revenues
Gaming	$609,111	$543,373
Food, beverage and other	85,289	80,432
Management service fee	3,317	3,194
Revenues	697,717	626,999
Less promotional allowances	(30,694)	(34,676)
Net revenues	667,023	592,323

Operating expenses
Gaming	320,756	290,861
Food, beverage and other	68,592	63,220
General and administrative	103,476	94,516
Depreciation and amortization	53,158	51,180
Impairment losses	—	136
Hollywood Casino Joliet fire	(1,694)	59
Total operating expenses	544,288	499,972
Income from operations	122,735	92,351

Other income (expenses)
Interest expense	(29,026)	(34,292)
Interest income	53	730
Loss from unconsolidated affiliates	(2,354)	(1,412)
Other	(1,643)	(1,321)
Total other expenses	(32,970)	(36,295)

Income from operations before income taxes	89,765	56,056
Taxes on income	38,237	19,901
Net income including noncontrolling interests	51,528	36,155
Less: Net loss attributable to noncontrolling interests	—	(9)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$51,528	$36,164

Earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries:
Basic earnings per common share	$0.53	$0.37
Diluted earnings per common share	$0.48	$0.34

Weighted-average common shares outstanding:
Basic	78,162	78,563
Diluted	106,919	107,037

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, impairment losses, Hollywood Casino Joliet fire, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a property level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2925; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-five facilities in seventeen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Maryland, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 27,000 gaming machines, over 500 table games, over 2,000 hotel rooms and over 1 million square feet of gaming floor space.

Through a joint venture, Penn National is developing a full casino at Kansas Speedway in Kansas City, which is anticipated to open in the first quarter of 2012, and is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.  In October 2010, Penn National purchased all of the outstanding debt of The M Resorts LLC.  The M Resort Spa Casino is situated on over 90 acres on the southeast corner of Las Vegas Boulevard. Penn National recently entered into an asset purchase agreement with The M Resorts LLC’s equity owners that will allow the Company to convert its debt ownership into full equity, subject to, among other things, regulatory approvals.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following our ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to recover proceeds on significant insurance claims; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from such opportunities; our expectations for the continued availability and cost of capital; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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